Exhibit 99.1

Calgon Carbon Reports 2014 Second Quarter Results

  Second highest sales quarter in Company’s history

  Q2 2014 results versus Q2 2013 results:
    Gross margin (before depreciation and amortization) increased to 34.4% versus 33.0%
    Income from operations increased 5.4%
    Fully diluted EPS increased 16.7% to $0.28

PITTSBURGH--(BUSINESS WIRE)--August 8, 2014--Calgon Carbon Corporation (NYSE: CCC) reported results for the second quarter ended June 30, 2014.

Income from operations was $21.3 million for the second quarter of 2014, as compared to $20.2 million for the second quarter of 2013, an increase of 5.4%. Net income for the second quarter of 2014 was $15.2 million versus $13.0 million for the comparable period of 2013, a 17.2% increase. On a fully diluted basis, net income per common share for the second quarter of 2014 was $0.28 as compared to $0.24 for the second quarter of 2013.

The company reported net sales of $145.1 million for the second quarter of 2014 versus $140.4 million for the second quarter of 2013. Currency translation had a $1.7 million positive effect on sales for the second quarter of 2014 due to the strength of the British pound sterling and the euro.

For the second quarter of 2014, sales for the Activated Carbon and Service segment increased 4.8% versus the second quarter of 2013. The increase was primarily due to higher demand for activated carbon products and services in the environmental water and industrial process markets. Sales to the food and drinking water markets also showed improvement over the second quarter of 2013. These increases were partially offset by lower demand for activated carbon in the respirator and environmental air markets.

Equipment sales for the second quarter of 2014 declined $2.5 million, or 17.2%, versus the comparable period in 2013, due to lower sales of ion exchange and traditional UV systems. Higher sales of traditional carbon equipment and ballast water treatment systems partially offset the decline.

Consumer sales for the second quarter of 2014 increased $1.2 million, or 57.9%, as compared to the second quarter of 2013. The increase was attributable to a single large order.

For the second quarter of 2014, net sales less the cost of products sold (excluding depreciation and amortization) as a percentage of net sales was 34.4% versus 33.0% for the second quarter of 2013. The improvement resulted from several factors including price increases on activated carbon products and services in the Americas region that were initiated in March 2013; a more favorable product mix; favorable impacts from the Company’s global cost improvement program; and the absence of unfavorable adjustments to estimated costs, recorded in 2013, to complete certain Equipment projects.

Selling, administrative and research (SA&R) expenses for the second quarter of 2014 were $21.2 million versus $18.9 million for the comparable period of 2013. The increase included $1.1 million in expenses related to the Company’s SAP re-implementation project that is scheduled to be completed in 2015. The second quarter of 2013 included a $0.9 million benefit from the reduction of a multi-employer pension plan liability.

The income tax provision for the second quarter of 2014 included a net $1.4 million income tax benefit resulting from the conclusion of an Internal Revenue Service examination related to the Company’s 2008 amended tax return.

Net sales for the six months ended June 30, 2014, were $276.8 million, versus $275.5 million for the comparable period in 2013. Currency translation had a $1.2 million positive impact on sales for the first half of 2014 due to strength of the British pound sterling and the euro, which was partially offset by the weak yen.

Net income for the six months ended June 30, 2014, was $25.0 million versus $22.8 million for the first half of 2013. Fully diluted net income per common share for the first half of 2014 was $0.46 versus $0.42 for the comparable period of 2013.

Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, commented, “I am pleased with Calgon Carbon’s second quarter 2014 results which generated positive comparisons for several key financial metrics. For example, sales performance was one of the highest in our Company’s history, with four of our six markets growing year-over-year.”

“Results for the second quarter of 2014 reflect our on-going efforts to realize sustainable growth. Going forward, earnings should continue to be favorably impacted by the aggressive implementation of current and future cost improvement initiatives. We also expect to achieve top-line growth from projects to increase our virgin carbon production capacity; new contracts with utilities to supply activated carbon for compliance with the EPA’s mercury removal regulation in 2015; and increased sales of ballast water treatment systems resulting from regulations adopted by the U.S. Coast Guard and the International Maritime Organization.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Sales	$145,132	$140,432	$276,764	$275,472

Cost of Products Sold (Excluding Depreciation and Amortization)	95,253	94,057	182,716	186,472

Depreciation and Amortization	7,525	7,305	14,554	14,052

Selling, Administrative & Research	21,151	18,851	42,793	39,779

Restructuring	(122)	(18)	(225)	(42)

	123,807	120,195	239,838	240,261

Income from Operations	21,325	20,237	36,926	35,211

Interest Expense - Net	(24)	(117)	(123)	(170)

Other Expense - Net	(382)	(341)	(928)	(1,169)

Income Before Income Tax Provision	20,919	19,779	35,875	33,872

Income Tax Provision	5,716	6,809	10,863	11,088

Net Income	$15,203	$12,970	$25,012	$22,784

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	971	770	1,095	(5,518)
Pension Benefits	120	1,713	322	1,335
Derivatives	(213)	(15)	(419)	559

Comprehensive Income	$16,081	$15,438	$26,010	$19,160

Net Income per Common Share
Basic	$.29	$.24	$.47	$.42
Diluted	$.28	$.24	$.46	$.42

Weighted Average Shares Outstanding (Thousands)
Basic	52,942	53,799	53,273	53,710
Diluted	53,845	54,547	54,181	54,376

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	2Q14	2Q13	YTD 2014	YTD 2013

Activated Carbon and Service	129,947	124,009	247,671	242,906
Equipment	11,837	14,302	22,304	28,210
Consumer	3,348	2,121	6,789	4,356

Net Sales	$145,132	$140,432	$276,764	$275,472

Segment
Operating Income (loss)*	2Q14	2Q13	YTD 2014	YTD 2013

Activated Carbon and Service	28,600	27,706	51,269	48,605
Equipment	(629)	(624)	(1,616)	(231)
Consumer	757	442	1,602	847

Income from Operations *	$28,728	$27,524	$51,255	$49,221

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013

Assets

Current assets:

Cash and cash equivalents	$43,050	$32,942

Receivables	102,210	96,996

Inventories	109,222	109,517

Other current assets	36,699	41,995

Total current assets	291,181	281,450

Property, plant and equipment, net	274,078	266,849

Other assets	41,500	41,779

Total assets	$606,759	$590,078

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$1,971	$2,172

Other current liabilities	77,945	80,024

Total current liabilities	79,916	82,196

Long-term debt	55,899	32,114

Other liabilities	55,816	59,263

Total liabilities	191,631	173,573

Total shareholders' equity	415,128	416,505

Total liabilities and shareholders' equity	$606,759	$590,078

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations, 412-787-6795
ggerono@calgoncarbon-us.com